Exhibit 5.1

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

June 19, 2018

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-3 (Registration No. 333-219323)

Ladies and Gentlemen:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3ASR (Registration No. 333-219323) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, dated July 17, 2017, and the prospectus supplement, dated June 14, 2018, filed with the Commission on June 15, 2018 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $1,000,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2023 (the “Notes”), which were offered and sold pursuant to an underwriting agreement, dated June 14, 2018, by and among the Company, Banco Bradesco BBI S.A., Barclays Capital Inc., Commerz Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities LLC, as representatives of the underwriters named therein.

The Notes were issued pursuant to the Indenture, dated as of October 13, 2015 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a Thirty-Second Supplemental Indenture dated as of June 19, 2018 (the “Thirty-Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In arriving at the opinion expressed below, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

June 19, 2018

(iii)	the Base Indenture;

(iv)	the Thirty-Second Supplemental Indenture;

(v)	the Notes;

(vi)	the certificate of formation of the Company, certified by the Secretary of State of its jurisdiction of incorporation;

(vii)	the bylaws of the Company; and

(viii)	certificates, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by certain senior officers of the Company.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures not witnessed by us. With your consent, we have also assumed that (a) the Base Indenture, the Thirty-Second Supplemental Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than by the Company, (b) the Documents constitute legally valid and binding obligations of the parties thereto, other than the Company, enforceable against each of them in accordance with their respective terms and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any governmental authorities.

We are opining herein as to the internal laws of the States of New York and Texas, and we express no opinion with respect to the applicability thereto, or the affect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company.

The opinion set forth above is subject to the qualification that the validity and enforceability of the Company’s obligations under the Base Indenture, the Thirty-Second Supplemental Indenture and the Notes may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purports to avoid

June 19, 2018

the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law or any provision that permits holders to collect any portion of the stated principal amount upon the acceleration of the Notes to the extent determined to constitute unearned interest.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP